Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of July 11, 2022, by and among Quadro Sponsor LLC, Quadro IH DMCC, Twelve Seas Management Company LLC, Giedrius Pukas and Dimitri Elkin (together, the “Parties”).

Each Party hereto represents to the other Parties that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Kismet Acquisition Two Corp., as of July 11, 2022, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about any other Party is inaccurate.

Date: July 11, 2022	QUADRO SPONSOR LLC

By Quadro IH DMCC, a Managing Member

	By:	/s/ Giedrius Pukas
	Name:	Giedrius Pukas
	Title:	Authorized Signatory

By Twelve Seas Management Company LLC, a Managing Member

	By:	/s/ Dimitri Elkin
	Name:	Dimitri Elkin
	Title:	Authorized Signatory

Date: July 11, 2022	QUADRO IH DMCC

	By:	/Giedrius Pukas
	Name:	Giedrius Pukas
	Title:	Authorized Signatory

Date: July 11, 2022	TWELVE SEAS MANAGEMENT COMPANY LLC

	By:	/s/ Dimitri Elkin
	Name:	Dimitri Elkin
	Title:	Authorized Signatory

Date: July 11, 2022	/s/ Dimitri Elkin
DIMITRI ELKIN

Date: July 11, 2022	/s/ Giedrius Pukas
GIEDRIUS PUKAS